Exhibit 15.1

August 30, 2004

Cytyc Corporation

85 Swanson Road

Boxborough, Massachusetts

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Cytyc Corporation and subsidiaries for the three and six month periods ended June 30, 2004 and 2003, and have issued our report thereon dated July 28, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts